UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 10, 2005

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-28540	94-3079392
(Commission File Number)	(I.R.S. Employer Identification Number)

6539 Dumbarton Circle
Fremont California 94555

(Address of Principal Executive Offices, including Zip Code)

(510) 789-1500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01:                                         Entry into a Material Definitive Agreement

On June 14, 2005, Versant announced in a press release a restructuring plan.  As part of that plan, Versant also announced that Nick Ordon, Versant’s Chairman of the Board, Chief Executive Officer and President, and Lee McGrath, Versant’s Vice President, Finance & Administration, Chief Financial Officer and Secretary, would each resign from these positions effective immediately after June 14, 2005 and that Jochen Witte, Versant’s President, European Operations, would become Versant’s Chief Executive Officer, President and Chief Financial Officer effective June 15, 2005.

 In connection with the termination of Mr. Ordon’s and Mr. McGrath’s employment with Versant, each of them entered into a separation agreement with Versant dated as of June 14, 2005.  These separation agreements provide that Mr. Ordon’s and Mr. McGrath’s employment with Versant will terminate in June 2005 and provide that each former officer will, during his severance period, receive severance payments equal to the payments that would have been made as his current base salary in installments at regular pay periods as well as payment by Versant of premiums to continue his coverage under Versant’s medical plans.  In addition, each officer is allowed additional time during his severance period to exercise any of his Versant stock options that are vested at the date the officer’s employment terminates.  Mr. Ordon’s severance period runs from his termination date through March 12, 2006 and Mr. McGrath’s severance period runs from his terminate date through February 28, 2006. In consideration of this severance and other agreements, Mr. Ordon and Mr. McGrath each granted Versant a full general release, agreed to certain non-competition and non-solicitation covenants during the severance period and agreed to provide certain consulting services to Versant during the severance period.  Mr. Ordon’s consulting obligation is to perform up to 40 hours per week of services for Versant through June 30, 2005 and thereafter up to 10 hours per month.  Mr. McGrath’s consulting obligation is to provide up to 40 hours of consulting services per week through August 31, 2005 and thereafter up to 10 hours per month. A breach of an officer’s obligations under his separation agreement is grounds for Versant to terminate his severance compensation.

In connection with his assuming the offices of Chief Executive Officer, President and Chief Financial Officer of Versant, Mr. Witte’s existing employment agreement was modified effective June 15, 2005 to increase his annual salary rate to $270,000 per annum and to increase his annual target bonus amount to a potential maximum of $150,000.

These agreements were approved in principle at a meeting of Versant’s Board of Directors held on June 10, 2005.  The separation agreements with Messrs. Ordon and McGrath were not reduced to final terms until June 14, 2005.  Mr. Witte’s new compensation package has not been reduced to  a written agreement.

Item 1.02:                                         Termination of a Material Definitive Agreement.

In connection with the termination of their employment with Versant, the existing employment arrangements of Nick Ordon, Versant’s former Chairman of the Board, Chief Executive Officer and President, and of Lee McGrath, Versant’s former Vice President, Finance

& Administration, Chief Financial Officer and Secretary, were terminated as of June 14, 2005 and the parties entered into the separation agreements described in Item 1.01 above.

In connection with his assuming the offices of Chief Executive Officer, President and Chief Financial Officer of Versant, Mr. Witte’s existing employment agreement was modified effective June 15, 2005 and changed to increase his annual salary rate to $270,000 per annum and to increase his annual target bonus amount to a potential maximum of  $150,000.

Item 2.05: Costs Associated with Exit or Disposal Activities.

As announced in Versant’s press release dated June 14, 2005, on June 10, 2005, Versant committed to a multi-element restructuring plan designed to refocus Versant on its core object database business, obtain significant cost savings and improve the Company’s operating results.  The key elements of the plan include short-term consolidations at both the executive and operational level.  These short-term consolidations of personnel are currently expected to be completed by August 31, 2005.  Other elements of the restructuring plan have not yet been reduced to sufficient specificity to enable Versant to determine when such elements may be completed.

At this time Versant is unable in good faith to determine estimates of (i) the total amount or range of amounts expected to be incurred in connection with the action, (ii) the total amount or range of amounts expected to be incurred in connection with the action, or (iii) the amount or range of amounts of the charge that will result in future cash expenditures.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)                                  Departure of Officers and Director.  On June 10, 2005 the Board of Directors of Versant and Nick Ordon (Versant’s Chairman of the Board, Chief Executive Officer and President) and Lee McGrath (Versant’s Vice President, Finance & Administration, Chief Financial Officer and Secretary) mutually agreed that: (i) Mr. Ordon and Mr. McGrath would each resign from these positions and offices effective immediately after June 14, 2005; (ii) Mr. Ordon would resign from Versant’s Board of Directors effective June 15, 2005 and would not stand for re-election to the Board at Versant’s 2005 annual meeting of shareholders; and (iii) Mr. Ordon’s and Mr. McGrath’s employment with Versant would terminate in June 2005.   Mr. Ordon’s resignation from the Board of Directors was not due to any disagreement by him with Versant’s operations, policies or practices.

Appointment of Principal Officer.  In connection with Mr. Ordon’s and Mr. McGrath’s termination, on June 10, 2005, Versant’s Board of Directors appointed Jochen Witte, formerly Versant’s President of European Operations, to the positions of Chief Executive Officer, President and Chief Financial Officer of Versant, effective June 15, 2005.  In connection with his assuming these new offices, Mr. Witte’s employment arrangement with Versant has been changed to increase his annual salary rate to $270,000 per annum and to increase his annual target bonus amount to a potential maximum of $150,000.  Mr. Witte has served as Versant’s President, European Operations since joining Versant in March 2004 following Versant’s merger with Poet Holdings, Inc.  Mr. Witte is also a member of Versant’s Board of Directors.  Prior to joining Versant, Mr. Witte was the Chief Executive Officer of Poet Holdings Inc., a publicly held company which he co-founded in 1993 that Versant acquired in March 2004.  Mr. Witte initially worked as Poet’s Managing Director of Germany and became Poet’s Chief Financial Officer in 1999 when Poet went public. Prior to working with Poet, Mr. Witte was employed by BKS Software, where he rose to Managing Director after beginning with responsibility for sales and training.  Mr. Witte received a degree in Business Administration from the Berlin Technical University and also attended the University of Wales as an exchange student.

In connection with Versant’s merger with Poet that was completed in March 2004, certain of Poet’s directors and officers, including Mr. Witte and his spouse, entered into voting agreements with Versant and Poet.  Pursuant to these voting agreements, they agreed to vote all of their shares of Poet common stock in favor of the merger agreement and related matters and against certain inconsistent proposals, and granted irrevocable proxies to Versant to vote their shares of Poet common stock subject to such voting agreements in accordance therewith.

In connection with the completion of the merger with Poet, a German affiliate of Versant entered into an employment agreement with Mr. Witte, then President and Chief Executive Officer of Poet, pursuant to which Versant agreed to appoint Mr. Witte as Versant’s President of European Operations after consummation of the merger. The term of his employment agreement is a period of three years beginning on April 1, 2004, and the agreement provided that Mr. Witte was to receive an annual base salary of EURO 150,000 and a target bonus of EURO 75,000 connected to the performance of Versant’s European operations, in addition to other benefits. Under the terms of this agreement with Mr. Witte, if Versant terminates Mr. Witte’s employment without cause it must continue to pay him his salary for the remaining term of the agreement.  In addition, under the merger agreement with Poet, Versant agreed to appoint Mr. Witte, who was a director of Poet prior to the merger, to serve on the board of directors of Versant and Poet following the merger.  Pursuant to the merger agreement, Versant agreed to assume and perform the obligations of Poet, subject to certain exceptions, under any indemnification agreements that existed as of the date of the merger agreement with any individual who was an executive officer or director of Poet as of that date, including any indemnification agreement with Mr. Witte.

Upon completion of the merger in March 2004, Versant assumed all outstanding Poet stock options, including options to purchase 280,000 shares and 4,900 shares of Versant Common Stock then held by Mr. Witte and his spouse, respectively.

(d)                                  Election of Director.  The seat on Versant’s Board of Directors left vacant by Mr. Ordon’s resignation from the Board has been filled by the Board’s appointment of Bernhard Woebker, a former member of Versant’s Board of Directors, to the Board, effective as of June 15, 2005.  Mr. Woebker will stand for election to the Board at the 2005 annual meeting of shareholders, which is currently expected to be held in August 2005.

Versant currently has a verbal consulting arrangement with Mr. Woebker pursuant to which he provides strategic consulting services to the company. Pursuant to this arrangement, Versant compensates Mr. Woebker with a monthly consulting fee of $5,000 plus reimbursement for travel expenses related to these consulting activities.  In addition, in February 2004, Versant paid Mr. Woebker a director’s fee of $50,000 for his services as Chairman of the Strategic Opportunities Committee of Versant’s Board of Directors.

Item 9.01:  Financial Statements and Exhibits

(c)                                  Exhibits.

Exhibit Number	Description
10.01	Separation Agreement dated June 14, 2005 between Versant Corporation and Nick Ordon

10.02	Separation Agreement dated June 14, 2005 between Versant Corporation and Lee McGrath

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: June 16, 2005	By: /s/ Jochen Witte
Jochen Witte, Chief Executive Officer

Exhibit Index

Exhibit Number	Description
10.01	Separation Agreement dated June 14, 2005 between Versant Corporation and Nick Ordon

10.02	Separation Agreement dated June 14, 2005 between Versant Corporation and Lee McGrath